DORAL ENERGY CORP. ANNOUNCES RESULTS OF 3RD PARTY TOTAL PROVED
RESERVES WITH AN UNDISCOUNTED NET PRESENT VALUE OF $169,559,319 AND
4.48MMBOE OF PROVED RESERVES

Midland, Texas – August 12, 2009 – Doral Energy Corp. (OTC BB: DEGY) (“Doral” or “the Company”), announced today that it has received the results of the independent third-party reserve report completed by Russell K. Hall and Associates, Inc., on its Hanson Energy Properties located in Eddy County, New Mexico. As of July 1, 2009, Doral net Total Proved Reserves total 4.06 million barrels of oil (“MMBO”) and 2.47 billion cubic feet of natural gas (“BCFG”) or 4.48 million barrels of oil equivalent (“MMBOE”), which are 90.8% crude oil. Of these reserves, Proved Developed Producing (“PDP”) Reserves total 0.52 MMBOE and 0.06 BCFG (0.52 MMBOE); Proved Developed Non-Producing (“PDNP”) Reserves total 0.14 MMBO and 0.14 BCFG (0.16 MMBOE); and Proved Undeveloped (“PUD”) Reserves total 3.41 MMBO and 2.28 BCFG (3.79 MMBOE). The Russell K. Hall Report contains 138 undrilled PUD locations which represent 80.24% of the Company’s 172 in-house PUD locations on these properties.

The Doral Energy Total Proved Reserves have a net present value discounted at 9% (“PV-9%”) of 69.21 million dollars, with PDP PV-9% of 8.19 million dollars, PDNP PV-9% of 2.37 million dollars, and PUD PV-9% of 58.65 million dollars. On an undiscounted basis, the net present value of Doral Energy’s Total Proved Reserves equate to a future net income of $169,559,319. The Report is based on a NYMEX oil price of $50.00 per barrel and $3.75 per million British thermal units (“MMBtu) for 2009, $55.00 per barrel and $4.00 per MMBtu for 2010, $60.00 per barrel and $4.50 per MMBtu for 2011, and $65.00 per barrel and $5.00 per MMBtu for 2012 forward with no escalation. The Company will publish SEC Reserves as of July 31, 2009 in its year-end 10-K Report filing.

The Doral Energy properties in Eddy County, New Mexico are made up of approximately 7,868 acres on 66 leases, with 186 total wells (161 producing wells, 13 water-injection wells, and 12 shut-in wells), all Doral-operated. Doral current gross production from these properties is approximately 150 BOPD and 65 MCFD (160 BOEPD), with net production of 118 BOEPD.

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DEGY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is the geographic region of focus for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, are currently producing 160 BOEPD.

Further Information

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard ("Will") Gray, II, Chief Executive Officer

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. In particular, there is no assurance that Doral will be able to re-finance its current credit facility or acquire any future properties.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Brad Holmes
Nine Greenway Plaza, Suite 550
Houston, TX 77046
(713)654-4009 - office
(713)304-6962 - cell
b_holmes@att.net